Exhibit 99.1

Reed’s, Inc. Announces First Quarter 2020 Financial Results

Net sales increased 13%

Core brand gross sales increased 12%

Reaffirms fiscal 2020 outlook

NORWALK, CT, May 11, 2020 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal first quarter ended March 31, 2020.

Highlights for the First Quarter of 2020

●	Net sales increased 13% to $9.5 million in the first quarter compared to $8.4 million in the prior year. The increase compared to the prior year reflects increased sales of both the Reed’s® and Virgil’s® brands, including the launch of significant new Reed’s® brand innovation;
●	Core brand gross sales increased 12% versus prior year period primarily driven by strong 21% volume growth of the Reed’s® brand;
●	Gross profit increased 15% to $2.9 million compared to $2.5 million in the prior year period. Gross margin increased 50 basis points to 30.1%;
●	Operating loss narrowed to $2.3 million compared to $2.9 million in the first quarter of 2019; and
●	Net loss was $2.6 million, or $0.05 per share, compared to $3.3 million, or $0.11 per share, in the prior year period; and
●	Non-GAAP Modified EBITDA loss improved to $1.4 million in the first quarter of 2020 compared to a Modified EBITDA loss of $2.3 million in the prior year.

Management Commentary

“We are very pleased with our results in the first quarter achieving 13% net sales growth driven by 21% volume growth of the Reed’s® brand. We are seeing strong consumer take-away of both the Reed’s® and Virgil’s® brands, with accelerating growth in March and April. According to IRI data, during the most recent 4-week period ended April 19th, dollar sales of Reed’s® increased 32% and Virgil’s® increased 25%. Our recent innovations, including Reed’s® Real Ginger Ale™, Reed’s® Extra Zero Sugar and Reed’s® Wellness Ginger Shots, are all contributing to growth and we are seeing a strong response from retailers and consumers. We are particularly excited with the broad-based retailer interest in Reed’s® Real Ginger Ale™, allowing us to capitalize on the fast growing $1.2 billion ginger ale market,” stated Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “We have strengthened our supply chain and co-packer network, are driving costs out the business and are laser focused on progressing toward cash flow break-even. We recently strengthened our balance sheet with a successful equity offering, all of our innovations are now in place and we have significantly expanded our market opportunity with the launch of Reed’s® Real Ginger Ale™. The entire Reed’s® team and partners are delivering a high level of execution supporting growth and efficiencies. We have also successfully adapted to the current environment associated with the COVID-19 pandemic, and are delivering our customers uninterrupted service. I am extremely appreciative of the efforts of all of our employees and partners amid these recent challenges.”

Financial Overview for the First Quarter of 2020 Compared to the First Quarter of 2019

During the first quarter of 2020, net sales increased 13% to $9.5 million compared with $8.4 million in the prior year. Core brand gross sales increased 12% compared to the same period in 2019, driven by 21% volume growth of the Reed’s® brand primarily as a result of new products introduced in the quarter. This increase was partially offset by residual sales of discontinued and private label, which are no longer part of our portfolio as a result of the sale of the private label business at end of fiscal 2018 and planned discontinued sales of exited and non-core products.

Gross profit during the first quarter of 2020 increased 15% to $2.9 million compared to the same period in 2019. The increase in gross profit reflects increased revenue during the quarter driven by strong volume growth of the Reed’s® brand. Gross margin increased 50 basis points to 30.1% from 29.6% in the prior year period.

Delivery and handling costs increased 23% to $1.3 million during the first quarter of 2020 compared to the same period in 2019. As a percentage of net sales, delivery and handling costs increased 110 basis points compared to the prior year, reflecting increased volumes and elevated costs due to market forces impacted by COVID-19.

Selling and marketing costs decreased 4% to $1.9 million during the first quarter of 2020. As a percentage of net sales, selling and marketing costs decreased to 20% from 24% in the prior year period. The decrease was primarily a result of programs offered in the first quarter of 2019 that were not implemented in the first quarter of 2020.

General and administrative expenses (G&A) decreased to $1.9 million during the first quarter of 2020 compared to $2.4 million in the prior year period. The decrease in general and administrative expenses compared to the prior year period was largely driven by the exit of the Los Angeles facility and reduction of temporary staff.

Operating loss during the first quarter of 2020 narrowed to $2.3 million from $2.9 million in the prior year period.

Interest expense of $0.3 million during the first quarter of 2020 was consistent with the first quarter of 2019.

Net loss during the first quarter of 2020 was $2.6 million, or $0.05 per share, compared to $3.3 million, or $0.11 per share in the first quarter of 2019.

Modified EBITDA loss was $1.4 million in the first quarter of 2020 compared to a loss of $2.3 million in the first quarter of 2019.

Liquidity and Cash Flow

During the first three months of 2020, the Company used $2.4 million of cash in operating activities compared to $8.8 million of cash used in operating activities in the prior year period. The decrease in cash used in operating activities during the first quarter of 2020 relates primarily to a lower net loss and a decrease in finished goods inventory. As of March 31, 2020, the Company had $3.0 million of available borrowing capacity on its revolving line of credit.

Follow-on Offering

On April 20, 2020, the Company closed an underwritten public offering of 15.3 million shares of common stock, at a public offering price of $0.375 per share. The gross proceeds to the Company from this offering were approximately $5.8 million, before deducting commissions and other offering expenses.

Full Year 2020 Guidance

The Company is reaffirming its fiscal 2020 outlook. The Company continues to expect to generate core brand growth of approximately 10% and continues to anticipate a gross margin of 32% or greater for the full year 2020. Fiscal 2020 guidance reflects year-to-date business trends, including the current operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, which cannot be reasonably estimated and are not factored into current fiscal 2020 guidance.

First Quarter 2020 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, May 11, 2020 to discuss its first quarter 2020 results. This conference call can be accessed via a link on Reed’s investor website at http://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=139524. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, 1-(877) 425-9470 (U.S.); or 1-(201) 389-0878 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at http://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s® is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s® Ginger Beers are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The Company uses this same handcrafted approach in its award-winning Virgil’s® line of great tasting, bold flavored craft sodas.

For more information about Reed’s®, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s® on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s® please visit Virgil’s® website at: http://www.virgils.com. Follow Virgil’s® on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three months Ended March 31, 2020 and 2019

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended
	2020	2019
Net Sales	$9,523	$8,449
Cost of goods sold	6,653	5,945
Gross profit	2,870	2,504

Operating expenses:
Delivery and handling expense	1,263	1,030
Selling and marketing expense	1,925	2,015
General and administrative expense	1,932	2,371
Gain on sale of assets	-	(30)
Total operating expenses	5,120	5,386

Loss from operations	(2,250)	(2,882)

Interest expense	(336)	(335)
Change in fair value of warrant liability	6	(47)

Net loss	$(2,580)	$(3,264)

Net loss per share – basic and diluted	$(0.05)	$(0.11)

Weighted average number of shares outstanding – basic and diluted	47,595,206	29,103,645

REED’S INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash	$28	$913
Accounts receivable, net of allowance for doubtful accounts and returns and discounts of $282 and $375, respectively	4,018	2,099
Receivable from related party	230	356
Inventory, net of reserve for obsolescence of $262 and $646, respectively	7,990	10,508
Prepaid expenses and other current assets	911	420
Total current assets	13,177	14,296

Property and equipment, net of accumulated depreciation of $520 and $482, respectively	1,026	1,053
Equipment held for sale, net of impairment reserves of $96 and $96, respectively	67	67
Intangible assets	576	576
Total assets	$14,846	$15,992

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,500	$5,539
Accrued expenses	624	646
Revolving line of credit	4,785	3,177
Current portion of leases payable	95	49
Total current liabilities	10,004	9,411

Leases payable, less current portion	662	737
Convertible note to a related party	4,831	4,689
Warrant liability	2	8
Total liabilities	15,499	14,845

Stockholders’ equity (deficit):
Series A Convertible Preferred stock, $10 par value, 500,000 shares authorized, 9,411 shares issued and outstanding	94	94
Common stock, $.0001 par value, 100,000,000 and 100,000,000 shares authorized, respectively; 47,595,206 and 47,595,206 shares issued and outstanding, respectively	5	5
Common stock issuable, 350,000 shares at March 31, 2020	285	-
Additional paid in capital	78,091	77,596
Accumulated deficit	(79,128)	(76,548)
Total stockholders’ equity (deficit)	(653)	1,147
Total liabilities and stockholders’ equity (deficit)	$14,846	$15,992

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three months Ended March 31, 2020 and 2019

(Unaudited)

(Amounts in thousands)

	March 31, 2020	March 31, 2019
Cash flows from operating activities:
Net loss	$(2,580)	$(3,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	12	13
Gain on sale of property & equipment	-	(30)
Amortization of debt discount	96	75
Amortization of right of use assets	37	23
Fair value of vested options	495	412
Fair value of vested restricted shares granted to officers	285	-
Common stock issued for services	-	194
Decrease in allowance for doubtful accounts	(93)	(175)
Decrease in inventory reserve	(384)	(84)
Change in fair value of warrant liability	(6)	47
Accrual of interest on convertible note to a related party	142	126
Lease liability	(7)	(4)
Changes in operating assets and liabilities:
Accounts receivable	(1,826)	(668)
Inventory	2,902	(3,268)
Prepaid expenses and other assets	(365)	(314)
Accounts payable	(1,038)	(1,459)
Accrued expenses	(22)	(380)
Net cash used in operating activities	(2,352)	(8,756)
Cash flows from investing activities:
Proceeds from sale of property and equipment	-	30
Purchase of property and equipment	(22)	(52)
Net cash used in investing activities	(22)	(22)
Cash flows from financing activities:
Borrowings on line of credit	9,188	18,696
Repayments of line of credit	(7,677)	(22,992)
Repayment of amounts due to/from officers	-	195
Principal repayments on capital lease obligation	(22)	(8)
Exercise of warrants	-	46
Proceeds from sale of common stock	-	14,867
Net cash provided by financing activities	1,489	10,804

Net increase (decrease) in cash	(885)	2,026
Cash at beginning of period	913	624
Cash at end of period	$28	$2,650

Supplemental disclosures of cash flow information:
Cash paid for interest	$98	$135

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended March 31, 2020 and 2019 (unaudited; in thousands):

	Three Months Ended March 31
	2020	2019
Net loss	$(2,580)	$(3,264)

Modified EBITDA adjustments:
Depreciation and amortization	49	36
Interest expense	336	335
Stock option and other noncash compensation	780	606
Change in fair value of warrant liability	6	(47)
Severance	-	33
Total EBITDA adjustments	$1,171	$963

Modified EBITDA	$(1,409)	$(2,301)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.